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                                                                                               EXHIBIT 12

                                           PUBLIC SERVICE COMPANY OF OKLAHOMA
                                    AND SUBIDIARIES Computation of Consolidated
                                    Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     6/30/02
                                                  ----      ----      ----      ----     ----     -------
Earnings:
  Net Income                                   $ 46,455  $ 76,909  $ 61,508  $ 66,663  $ 57,759   $ 57,369
  Plus Federal Income Taxes                      10,902    45,584    15,693     8,571    45,484     18,321
  Plus State Income Taxes                         1,410     6,910     2,869     1,721     8,928      4,248
  Plus Provision for Deferred Income Taxes        8,615    (1,651)   14,521    25,453   (17,751)    14,562
  Plus Deferred Investment Tax Credits           (2,278)   (1,795)   (1,791)   (1,791)   (1,791)    (1,791)
  Plus Fixed Charges (as below)                  38,541    39,243    39,586    43,375    44,818     39,916
                                               --------  --------  --------  --------  --------   --------
     Total Earnings                            $103,645  $165,200  $132,386  $143,992  $137,447   $132,625
                                               ========  ========  ========  ========  ========   ========

Fixed Charges:
  Interest on Long-term Debt                   $ 30,474  $ 29,136  $ 26,528  $ 26,473  $ 29,305   $ 28,200
  Interest on Short-term Debt                     4,100     4,107     7,058    10,902     9,513      5,716
  Distributions on Trust Preferred Securities     3,967     6,000     6,000     6,000     6,000      6,000
                                               --------  --------  --------  --------  --------   --------
     Total Fixed Charges                       $ 38,541  $ 39,243  $ 39,586  $ 43,375  $ 44,818   $ 39,916
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 2.68      4.20      3.34      3.31      3.06       3.32
                                                   ====      ====      ====      ====      ====       ====
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